Exhibit 99.1

              SCOTIA PACIFIC COMPANY LLC FILES PROSPECTUS SUPPLEMENT

            HOUSTON, Texas, March 22, 1999 -- Scotia Pacific Company LLC, a subsidiary of MAXXAM Inc. (ASE:MXM), announced that it has filed with the Securities and Exchange Commission a prospectus supplement to the Prospectus dated December 30, 1998 (the "Prospectus") issued by the company in connection with its ongoing exchange offer of three classes of timber collateralized notes. The exchange offer was recently extended by Scotia Pacific until Thursday, March 25, 1999.

            The prospectus supplement, which is being sent to the company's note holders, contains information concerning the consummation of the Headwaters Agreement and certain other developments since the date of the Prospectus.

            MAXXAM operates primarily in aluminum, forest products, and real estate.